UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2018

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37369	86-0912294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3430 E. Global Loop Tucson, AZ		85706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 289-2615

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 8.01 Other Events.

On January 18, 2018, we entered into an underwriting agreement (the “Underwriting Agreement”) with Leerink Partners LLC and Cantor Fitzgerald & Co., as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale in a public offering of 12,100,000 shares of our common stock, par value $0.001 per share. The price to the public in the offering is $2.90 per share and the Underwriters have agreed to purchase the shares from us pursuant to the Underwriting Agreement at a price of $2.726 per share. The net proceeds to us from the offering are expected to be approximately $32.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The closing of the offering is expected to occur on January 23, 2018, subject to customary closing conditions. In addition, we granted the Underwriters a 30-day option to purchase up to 1,815,000 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions. We anticipate using the net proceeds from the offering for working capital and general corporate purposes, which may include capital expenditures and research and development, sales and marketing and general and administrative expenses.

The Underwriting Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of us and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by such parties.

The offering is being made pursuant to our registration statement on Form S-3 (Registration Statement No. 333-216977), previously filed with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC on April 6, 2017, and a prospectus supplement thereunder. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this report. The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached to this report as Exhibit 5.1.

On January 16, 2018, we issued a press release announcing the offering, and on January 18, 2018, we issued a press release announcing that we had priced the offering. Copies of these press releases are attached to this report as Exhibit 99.1 and Exhibit 99.2, respectively.

Forward-Looking Statements

Statements in this report that are not strictly historical in nature, including statements regarding our expectations with respect to our public offering of common stock, including the anticipated closing date, the anticipated net proceeds to us from the offering and our anticipated use of the net proceeds from the offering, are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities. For a discussion of these and other factors, please refer to our quarterly report on Form 10-Q for the quarter ended September 30, 2017 as well as our subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated January 18, 2018, by and among HTG Molecular Diagnostics, Inc. and Leerink Partners LLC and Cantor Fitzgerald & Co., as representatives of the several underwriters named therein

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

99.1	Press Release, dated January 16, 2018, titled “HTG Molecular Diagnostics Announces Proposed Public Offering of Common Stock”

99.2	Press Release, dated January 18, 2018, titled “HTG Molecular Diagnostics Announces Pricing of Public Offering of Common Stock”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2018	HTG Molecular Diagnostics, Inc.

	By:	/s/ Shaun D. McMeans
Shaun D. McMeans
Vice President of Finance and Administration and Chief Financial Officer